Exhibit 99.1

Stereotaxis Reports 2019 First Quarter Financial & Operational Results

ST. LOUIS, MO, May 9, 2019 – Stereotaxis (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2019. In separate press releases issued concurrently with this release, Stereotaxis showcased for the first time a next-generation robotic system, a novel x-ray imaging system, and a development program for a proprietary robotically-navigated magnetic ablation catheter.

“The start of 2019 is highlighted by significant innovation accomplishments across all key aspects of our technology,” said David Fischel, Chairman and CEO. “These innovations will positively impact patient care, the physician experience, and the broad availability of our robotic technology in electrophysiology. They create a new financial and strategic foundation for the company and set Stereotaxis on a path for sustainable and significant growth.”

Individual innovation updates, as detailed in separate press releases include:

●	Stereotaxis Genesis™ RMN System – initial launch of a next generation robotic system that is designed to provide the established benefits and reliability of robotic magnetic navigation in an architecture that is faster, smaller, lighter and more flexible.
●	Stereotaxis Imaging Model S – launch of an advanced x-ray imaging solution offered in combination with Stereotaxis Genesis RMN to increase the accessibility and affordability of robotics in electrophysiology.
●	Proprietary Magnetic Ablation Catheter – development program proceeding on an advanced next-generation robotically-navigated magnetic ablation catheter.
●	Acutus Mapping Integration & OpenMappingAPI – integration with Acutus’ novel mapping system was successfully accomplished in March using a software architecture that facilitates a more open collaborative environment.

David Fischel continued, “The impact of these innovations will be transformational in the coming quarters and years. In parallel with our technological achievements, we are making continued progress in establishing and implementing the commercial infrastructure to ensure robotic electrophysiology practices are successful clinically and commercially. We are proud that we are able to accomplish this progress while being financially prudent.”

First Quarter 2019 Financial Results

Revenue for the first quarter of 2019 totaled $7.0 million, consistent with the prior year first quarter. Recurring revenue was $6.7 million in the quarter, consistent sequentially with the $6.7 million in the fourth quarter of 2018 and down from $7.0 million in the first quarter of 2018. New lease accounting guidance required the presentation of $0.2 million of sublease income and cost within revenue and cost of goods sold for the quarter.

Gross margin in the quarter was $5.6 million, or 80% of revenue. Excluding the impact of the new accounting for subleases, gross margin would have been 83%, slightly up from the first quarter of 2018. Operating expenses in the first quarter of $7.7 million increased from $6.8 million in the prior year quarter, reflecting $1.0 million in additional investments in research and development. Operating loss and net loss in the first quarter were ($2.1) million. Negative free cash flow for the quarter was ($1.8) million, compared to negative free cash flow of ($2.0) million in the year ago first quarter. Negative free cash flow in the first quarter was impacted by the timing of cash payments, which are typically higher in the first quarter than subsequent quarters.

Cash Balance and Liquidity

At March 31, 2019, Stereotaxis had cash and cash equivalents of $9.0 million, no debt, and $3.3 million in unused borrowing capacity on its revolving credit facility, for total net liquidity of $12.3 million.

Full Year 2019 Expectations

Stereotaxis’ innovation accomplishments support an expectation of robust and consistent overall revenue growth beginning in the coming quarters. The exact timing of the financial impact from the innovation accomplishments is uncertain and precludes providing specific revenue guidance for 2019.

Stereotaxis maintains a healthy financial foundation to execute on its strategic plan. Operating expenses are expected to moderately increase throughout 2019, driven primarily by increased R&D investment. Consistent with last year, the cash utilization in the first quarter is higher than that expected in any subsequent quarter. Stereotaxis expects to end 2019 with greater than $6.0 million in net cash and cash equivalents. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 9, 2019, at 9:00 a.m. Eastern Time. To access the conference call, dial 1-855-719-5012 (US and Canada) or 1-334-323-0505 (International) and give the participant pass code 9926330. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. Stereotaxis’ robotic technology has received various regulatory clearances in the United States, European Union, Japan, Canada, China, and elsewhere. The Stereotaxis Genesis RMN System is CE marked and will become available in other global geographies subject to regulatory approvals. Stereotaxis Imaging Model S is CE marked and FDA cleared. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Revenue:
Systems	$58,051	$17,275
Disposables, service and accessories	6,710,759	6,954,357
Sublease	241,065	-
Total revenue	7,009,875	6,971,632

Cost of revenue:
Systems	51,163	203,602
Disposables, service and accessories	1,114,360	1,061,745
Sublease	246,530	-
Total cost of revenue	1,412,053	1,265,347

Gross margin	5,597,822	5,706,285

Operating expenses:
Research and development	2,959,219	1,962,626
Sales and marketing	3,309,829	3,634,997
General and administrative	1,468,160	1,239,179
Total operating expenses	7,737,208	6,836,802
Operating loss	(2,139,386)	(1,130,517)

Other income	-	2,590,361
Interest income (expense)	16,566	(24,615)
Net income (loss)	$(2,122,820)	$1,435,229
Cumulative dividend on convertible preferred stock	(353,510)	(353,589)
Net income attributable to convertible preferred stock	-	(610,280)
Net income (loss) attributable to common stockholders	$(2,476,330)	$471,360

Net income (loss) per share attributed to common stockholder:
Basic	$(0.04)	$0.02
Diluted	$(0.04)	$0.01

Weighted average number of common shares and equivalents:
Basic	59,196,652	30,957,648
Diluted	59,196,652	33,122,598

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,040,816	$10,796,072
Accounts receivable, net of allowance of $458,701 and $398,847 in 2019 and 2018, respectively	5,239,470	5,021,111
Inventories, net	1,309,134	1,191,666
Prepaid expenses and other current assets	774,014	963,700
Total current assets	16,363,434	17,972,549
Property and equipment, net	328,614	343,693
Operating lease right-of-use assets	5,580,457	-
Other assets	170,088	198,365
Total assets	$22,442,593	$18,514,607

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,383,230	$1,726,360
Accrued liabilities	2,273,687	2,642,481
Deferred revenue	5,645,815	5,825,536
Current portion of operating lease liabilities	2,159,944	-
Total current liabilities	12,462,676	10,194,377

Long-term deferred revenue	404,607	407,151
Operating lease liabilities	3,433,430	-
Other liabilities	813,641	641,461
Total liabilities	17,114,354	11,242,989

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,880 and 23,900 shares outstanding at 2019 and 2018	5,955,354	5,960,475
Stockholders’ equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 59,308,237 and 59,058,297 shares issued at 2019 and 2018, respectively	59,308	59,058
Additional paid-in capital	478,363,886	478,179,574
Treasury stock, 4,015 shares at 2019 and 2018	(205,999)	(205,999)
Accumulated deficit	(478,844,310)	(476,721,490)
Total stockholders’ equity (deficit)	(627,115)	1,311,143
Total liabilities and stockholders’ equity (deficit)	$22,442,593	$18,514,607